Exhibit 99.1

ADVANCED NUTRACEUTICALS ANNOUNCES RECENT TRADING ACTIVITY
POTENTIALLY IMPACTING COMPANY’S ABILITY TO COMPLETE UPCOMING PROPOSED REVERSE SPLIT

        Denver, CO (August 31, 2006) — Advanced Nutraceuticals, Inc. (Over-The-Counter Bulletin Board: ANII.OB) announced today that in connection with a review of trading activity in its common stock, a sizable position is being accumulated by individual account holders with up to 499 common shares in each account. Based upon current preliminary estimates, there appears to be an accumulation of approximately 170,000 shares so held which the Company believes are being purchased at the current market price in anticipation of being redeemed at the $4.00 per share price to be paid for fractional shares resulting from the Company’s proposed reverse stock split.

        As described in its definitive proxy statement filed with the Securities and Exchange Commission and mailed to shareholders of record as of August 3, 2006, the Company announced a proposed reverse stock split on the basis of one share for each 500 shares outstanding in order to reduce the number of shareholders of record to less than 300. Subject to approval by the Company’s shareholders, this reverse split will allow the Company to “go private” by terminating its registration under the Securities Exchange Act of 1934 and removing its common stock from quotation on the OTC Bulletin Board. Based upon an analysis completed during the process of evaluating the reverse split, it was determined that the cash required to re-purchase fractional shares resulting from the reverse stock split would require an amount less than $1.0 million, including administrative expenses. Accordingly, the Company’s senior lender, whose approval was required in order for the Company to conduct the reverse split, set a cap on the amount of funds to be made available to the Company for the reverse stock split of $1.0 million. Based upon the significant number of new shareholders who have purchased 499 shares or less of the Company’s common stock in order to arbitrage the Company’s current stock price, the funding that would be required to re-purchase fractional shares from the Company’s existing and new shareholders would significantly exceed the $1.0 million ceiling.

        The Company and its Board of Directors, in consultation with its legal counsel, is evaluating its possible options due to this situation and considering whether it would be prudent and could obtain the approval of its lender to increase the funds available for re-purchasing fractional shares and, in any event, whether it can afford to approve the reverse stock split at the Company’s annual meeting on September 8, 2006. The Board of Directors may determine, among other possibilities, to terminate the reverse split, postpone the reverse split or adjust the reverse split magnitude to meet the Company’s objectives, while working to ensure continued compliance with the requirements under its loan agreements.

        The Company is a private label contract manufacturer of vitamins and supplements. Through its wholly-owned subsidiary, Bactolac Pharmaceutical Inc., the Company formulates, manufactures, coats and packages encapsulated and compressed tablets, powder blended vitamins and related nutritional supplements.

For additional information contact:
Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@aol.com), or
Gregory Pusey (303) 722-4008 (Email: gpusey@gpusey.com)

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including whether the Company will obtain shareholder approval for its proposed reverse stock split and whether the Company will be able to satisfy the obligations for the reverse under its senior loan documents. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.

Additional Information About the Reverse Stock Split and Where to Find It

The Company filed with the SEC a definitive proxy statement and other relevant documents in connection with the proposed reverse stock split. Investors and security holders of the Company are urged to read the proxy statement and other relevant documents because they contain important information about the Company and the proposed reverse stock split. Investors and security holders of the Company may obtain free copies of the proxy statement and other relevant documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders of the Company may obtain free copies of the proxy statement by writing to Advanced Nutraceuticals, Inc., 106 S. University Boulevard, #14, Denver, CO 80209.

The Company and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed reverse stock split. Information regarding the Company’s directors and executive officers is detailed in its definitive proxy statement as well as in its annual and quarterly reports on Form 10-KSB and Form 10-QSB, respectively, previously filed with the SEC.